EQUITY INVESTMENT AGREEMENT

THIS EQUITY INVESTMENT AGREEMENT AND THE SHARES ISSUABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NEITHER THE EQUITY INVESTMENT AGREEMENT NOR THE SHARES MAY BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. THIS EQUITY INVESTMENT AGREEMENT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE OR OTHER TRANSFER OF ANY INTEREST IN THIS EQUITY INVESTMENT AGREEMENT OR THE SHARES ISSUABLE HEREUNDER.

Issuer: Smart-Tek Solutions, Inc.
Class of Stock: Common Stock
Issue Date: June 9, 2011
Expiration Date: June 9, 2016

THIS EQUITY INVESTMENT AGREEMENT ("Agreement") is being issued pursuant to that certain Convertible Debenture dated as of the date hereof (the "Debenture") by and between Smart-Tek Solutions, Inc., a Delaware corporation (the "Company"), to La Jolla Cove Investors, Inc. ("Holder"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Debenture.

ARTICLE 1
DESCRIPTION OF RIGHTS

1.1 Purchase Rights. The Company hereby grants to Holder the right to purchase $5,000,000 of Equity Investment Units ("EIU"). For every $50,000 of Equity Investment Unit purchases made, or portion thereof, the Holder shall receive the following: i) the right to receive $20,000 of Common Stock, or portion thereof, at 110% of the VWAP on the Closing Date, ii) right to receive $40,000 of Common Stock, or portion thereof, at 90% of the VWAP on the date such purchase is made.

1.2 Expiration of Agreement. This Equity Investment Agreement shall expire and Holder shall no longer be able to purchase the Shares on the Expiration Date.

1.3 Purchase. Commencing six (6) months from the Closing Date, Holder shall begin purchasing a minimum of $50,000 of Equity Investment Units per month. Holder also reserves the right to purchase additional Equity Investment Units, at any point during the duration of this Agreement, in an amount needed by the Company to acquire Company to acquire strategic businesses as part of its consolidation/roll-up strategy. The acquisitions are subject to Holder's approval; however, such approval will not be unreasonably withheld if such acquisitions are cash flow positive, profitable and accretive to earnings. There shall be no obligation for Holder to make any advances or purchases under the EIA if Volume Weighted Average Price per share of the Company's common stock is less than $.035 (as adjusted for any

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stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). Holder may increase the amount of Equity Investment Unit purchases at its sole and absolute discretion

1.4 Prepayment Obligation. The Company is, concurrent with the execution of this Agreement, issuing to Holder a 4¾ Convertible Debenture. In the event the Company chooses to prepay any portion of the Debenture pursuant to Section 3.1 thereof, the Company must also prepay a pro rata share (10x) of funds advanced under this Agreement, at one hundred ten percent (110%) of such amount for year one of any unconverted debt, one hundred twenty percent (120%) for year two of any unconverted debt, one hundred thirty percent (130%) for year three of any unconverted debt, one hundred forty percent (140%) for year four of any unconverted debt, and one hundred fifty percent (150%) for year five of any unconverted debt

ARTICLE 2
EXERCISE

2.1 Method of Purchase. Holder may purchase EIU's delivering a duly executed Equity Investment Agreement Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.

2.2 Delivery of Certificate and New Equity Investment Agreement. As promptly as practicable after the receipt of the Equity Investment Agreement Notice of Exercise, but in any event not more than three (3) the Company shall forward such request to the transfer agent. The actual issuance of the shares is performed by the transfer agent. Any delays by the transfer agent is not deemed the issuer's obligation.

2.3 Replacement of Equity Investment Agreement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Equity Investment Agreement and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Equity Investment Agreement, the Company at its expense shall execute and deliver, in lieu of this Equity Investment Agreement, a new Equity Investment Agreement of like tenor.

2.4 Certain Exercise Limits. For a period of one year after the Closing Date, if and to the extent that, on any date, the holding by the Holder of this Equity Investment Agreement would result in the Holder's being deemed the beneficial owner of more than 9.9% of the then Outstanding shares of Common Stock, then the Holder shall not have the right, and the Company shall not have the obligation, to perform under any portion of this Equity Investment Agreement as shall cause Holder to be deemed the beneficial owner of more than 9.9% of the then Outstanding shares of Common Stock. Specifically, in such case, Holder shall be under no obligation to continue to purchase EIU's under Section 1.3 hereof.

2.5 Conditions Precedent. As a condition precedent to Holder's obligations hereunder (provided that Holder may, in Holder's sole and absolute discretion, waive all or any of the following conditions):

(a) Holder shall have received an opinion from counsel of its choice, that the structure of this transaction does not violate any laws or SEC regulations, and that the Common Stock) issued pursuant to conversions of the Convertible Debenture will be properly and validly issued

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by the Company, will be fully paid and non-assessable and may be sold by Holder pursuant to Rule 144.

(b) No Event of Default has occurred under this Agreement or any other agreement or operative document between the parties:

ARTICLE 3
ADJUSTMENT TO THE SHARES

The number of Shares issuable upon the purchase of EIU's under this Equity Investment Agreement shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

3.1 Reclassification. In case of any reclassification or change of outstanding securities of the class issuable upon the purchase of EIU's under this Equity Investment Agreement, and in any such case, the Holder, upon the purchase hereof at any time after the consummation of such reclassification or change, shall be entitled to receive in lieu of each Share theretofore issuable upon the purchase of EIU's under this Equity Investment Agreement, the kind and amount of shares of stock, other securities, money and/or property received upon such reclassification or change by a holder of one Share. The provisions of this Section 3.1 shall similarly apply to successive reclassifications or changes.

3.2 Effect of Reorganization and Asset Sales. If any (i) reorganization or reclassification of the Common Stock (ii) consolidation or merger of the Company with or into another corporation, or (iii) sale or all or substantially all of the Company's operating assets to another corporation followed by a liquidation of the Company (any such transaction shall be referred to herein as an "Event"), is effected in such a way that holders of common Stock are entitled to receive securities and/or assets as a result of their Common Stock ownership, the Holder, upon the purchase of EIU's under this Equity Investment Agreement, shall be entitled to receive such shares of stock securities or assets which the Holder would have received had it fully purchased EIU's under this Equity Investment Agreement on or prior the record date for such Event. The Company shall not merge into or consolidate with another corporation or sell all of its assets to another corporation for a consideration consisting primarily of securities of such corporation, unless the successor or acquiring corporation, as the case may be, shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Equity Investment Agreement to be performed or observed by the Company and all of the obligations and liabilities hereunder, subject to such modification as shall be necessary to provide for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 3. The foregoing provisions shall similarly apply to successive mergers, consolidations or sales of assets.

3.3 No Impairment. The Company shall not, by amendment of its articles or certificate of incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Equity Investment Agreement by the Company, but shall at all times in good faith assist in carrying out all of the provisions of this Equity Investment Agreement and in taking all such action as may be reasonably necessary or appropriate to protect Holder's rights hereunder against impairment

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3.4 Fractional Shares. No fractional Shares shall be issuable upon the purchase of EIU's under this Equity Investment Agreement, and the number of Shares to be issued shall be rounded down to the nearest whole Share.

3.5 No Rights of Shareholders. This Equity Investment Agreement does not entitle Holder to any voting rights or any other rights as a shareholder of the Company prior to the exercise of Holder's right to purchase Shares as provided herein.

ARTICLE 4
REPRESENTATIONS AND COVENANTS OF THE COMPANY

4.1 Representations and Warranties. The Company hereby represents and warrants to Holder that all Shares which may be issued upon the purchase of EIU's under this Equity Investment Agreement, shall, upon issuance, be duly authorized, validly issued, fully paid and nonasessable, and free of any liens and encumbrances and bearing the appropriate legend, and available for sale under Rule 144 one hundred eighty (180) days after issuance..

4.2 Information Rights. So long as Holder holds this Equity Investment Agreement and/or any of the Shares, the Company shall deliver to Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within ninety (90) days of their availability, the annual audited financial statements of the Company certified by independent public accountants of recognized standing, and (c) within forty-five (45) days after the end of each fiscal quarter or each fiscal year, the Company's quarterly, unaudited financial statements and subject to the filing of an appropriate extension..

4.3 Reservation of Shares. The Company has reserved and will keep available, out of the authorized and unissued shares of Common Stock, the full number of shares sufficient to provide for the purchase of EIU's under this Equity Investment Agreement

ARTICLE 5
MISCELLANEOUS

5.1 Term. This Equity Investment Agreement is exercisable, in whole or in part, at any time and from time to time on or after the Issue Date and on or before the Expiration Date set forth above.

5.2 Compliance with Securities Laws on Transfer. This Equity Investment Agreement may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder.

5.3 Transfer Procedure. Holder shall have the right without the consent of the Company to transfer or assign in whole or in part this Equity Investment Agreement and the Shares issuable upon exercise of this Equity Investment Agreement. Holder shall give written notice thereof to the Company (a "Transfer Notice") of such transfer. Each Transfer Notice shall describe the manner and circumstances of the proposed transfer in reasonable detail and, if the

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company so requests, shall be accompanied by an opinion of legal counsel, in a form reasonably satisfactory to the Company.

5.4 Liquidated Damages. It is agreed between Holder and Company that Company has or will incur costs and expenses in connection with a failure by Holder to reasonably provide funds hereunder for an acquisition as set forth in Section 1.3 hereunder, including, without limitation, attorneys' fees, administration costs, lost opportunity costs, and lost profits, and it is extremely difficult and impractical, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Company in such event, accordingly, in the event that Holder unreasonably refuses to provide funds for an acquisition as set forth in Section 1.3 hereof, then Company and Holder hereby specifically agree that Company's sole and exclusive remedy shall be for Company to return any funds previously advanced and unconverted hereunder, and under the Debenture, at ninety percent (90%) of the amounts so advanced.

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5.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, by e-mail or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

If to the Company, to:

Smart-Tek Solutions, Inc.
1100 Quail Street, Suite 100
Newport Beach, California 92660

If to the Holder, to:

La Jolla Cove Investors, Inc.
1150 Silverado Street, Suite 218
La Jolla, CA 92037
Telephone: 858-551-8789
Facsimile: 858-551-8779

or at such other address as the Company shall have furnished to the Holder. Each such notice or other communication shall for all purposes of this agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or five days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

5.6 Counterparts. This agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Facsimile execution shall be deemed originals.

5.7 Waiver. This Equity Investment Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.8 Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Equity Investment Agreement, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys fees.

5.9 Governing Law; Jurisdiction. This Equity Investment Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law. Each of the parties hereto consents to the jurisdiction of the federal courts whose districts encompass any part of the City of San Diego or the state courts of the State of California sitting in the City of San Diego in connection with any dispute arising under this Equity Investment Agreement and hereby waives, to the maximum extent permitted by law, any objection including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

5.10 Remedies. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transactions hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Equity Investment Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Equity Investment Agreement, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Equity Investment Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, the parties hereto have duly caused this Equity Investment Agreement to Purchase Common Stock to be executed and delivered on the date first above written.

Smart-Tek Solutions, Inc.	La Jolla Cove Investors, Inc.
By: [signature]	By: [signature]
Title: CHAIRMAN & CEO	Title: PORTFOLIO MGR.

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APPENDIX 1

EQUITY INVESTMENT AGREEMENT NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase ______ shares of the Common Stock of Smart-Tek Solutions, Inc. pursuant to the terms of the Equity Investment Agreement to Purchase Common Stock issued to La Jolla Cove Investors, Inc. on June __, 2011.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

La Jolla Cove Investors, Inc.
1150 Silverado Street, Suite 218
La Jolla, California 92037

3. The undersigned makes the representations and covenants set forth in Article 5 of the Equity Investment Agreement to Purchase Common Stock.

____
(Signature)

____
(Date)